EXHIBIT 99.1

                          Audited Financial Statements.

                          Audited Financial Statements
                           and Supplemental Schedules

                              Robbins & Myers, Inc.
                              Employee Savings Plan

                      Years ended August 31, 1995 and 1994
                       with Report of Independent Auditors

                              Robbins & Myers, Inc.
                              Employee Savings Plan

                          Audited Financial Statements
                           and Supplemental Schedules

                      Years ended August 31, 1995 and 1994


                                    CONTENTS

Report of Independent Auditors...........................................................................   1

Audited Financial Statements

Statement of Net Assets Available for Plan Benefits -- 1995..............................................   2
Statement of Net Assets Available for Plan Benefits -- 1994..............................................   3
Statement of Changes in Net Assets Available for Plan Benefits -- 1995...................................   4
Statement of Changes in Net Assets Available for Plan Benefits -- 1994...................................   5
Notes to Financial Statements............................................................................   6

Supplemental Schedules

Assets Held for Investment -- 1995.......................................................................   9
Transactions or Series of Transactions in Excess of 5% of the
   Current Value of Plan Assets -- 1995.................................................................   10

                         Report of Independent Auditors

Corporate Benefits Committee
Robbins & Myers, Inc.

We have audited the accompanying statements of net assets available for plan benefits of the Robbins & Myers, Inc. Employee Savings Plan as of August 31, 1995 and 1994 and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Robbins & Myers, Inc. Employee Savings Plan at August 31, 1995 and 1994, and the changes in its net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment at August 31, 1995 and transactions or series of transactions in excess of 5 percent of the current value of plan assets for the year ended August 31, 1995 are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                /s/ERNST & YOUNG LLP


January 12, 1996

                   Robbins & Myers, Inc. Employee Savings Plan

               Statement of Net Assets Available for Plan Benefits

                                 August 31, 1995

                                              COMPANY                       FIXED             NEW
                                               STOCK        EQUITY          INCOME          HORIZONS      PARTICIPANT
                                                FUND         FUND            FUND             FUND           LOANS         TOTAL
                                        ------------------------------------------------------------------------------------------
ASSETS

Investments at fair value                     $2,336,010    $3,035,811    $2,870,953       $1,308,574     $         -  $ 9,551,348
Employee contribution receivable                   6,230        20,935        21,576            9,704               -       58,445
Employer contributions receivable                 63,110             -             -                -               -       63,110
Loans receivable from participants                     -             -             -                -         367,414      367,414
                                        ------------------------------------------------------------------------------------------

Net assets available for plan benefits        $2,405,350    $3,056,746    $2,892,529       $1,318,278        $367,414  $10,040,317
                                        ==========================================================================================

See accompanying notes.

                   Robbins & Myers, Inc. Employee Savings Plan

               Statement of Net Assets Available for Plan Benefits

                                 August 31, 1994


                                        COMPANY                  FIXED       NEW
                                         STOCK      EQUITY      INCOME     HORIZONS   PARTICIPANT
                                          FUND       FUND        FUND        FUND        LOANS        TOTAL
                                    -------------------------------------------------------------------------
ASSETS
Investments at fair value              $1,181,496  $2,734,651  $2,900,297   $900,735  $         -  $7,717,179
Employee contribution receivable            4,422      21,769      22,948      9,658            -      58,797
Employer contributions receivable          64,175           -           -          -            -      64,175
Loans receivable from participants              -           -           -          -      338,155     338,155
                                    -------------------------------------------------------------------------
Total assets                            1,250,093   2,756,420   2,923,245    910,393      338,155   8,178,306

LIABILITY
Withdrawals payable                        11,191      66,012      29,288     12,214            -     118,705
                                    -------------------------------------------------------------------------
Net assets available for plan
  benefits                             $1,238,902  $2,690,408  $2,893,957   $898,179     $338,155  $8,059,601
                                    =========================================================================

See accompanying notes.

                   Robbins & Myers, Inc. Employee Savings Plan

         Statement of Changes in Net Assets Available for Plan Benefits

                           Year ended August 31, 1995


                                      COMPANY                       FIXED              NEW
                                       STOCK       EQUITY          INCOME            HORIZONS         PARTICIPANT
                                       FUND          FUND            FUND              FUND              LOANS           TOTAL
                                   ----------------------------------------------------------------------------------------------
ADDITIONS
Contributions from employees       $   128,518  $   269,978       $   290,230      $   124,205       $         -    $     812,931
Contributions from employer            245,107            -                 -                -                 -          245,107
Interest and dividend income             7,470      236,528           178,801           86,727                 -          509,526
Dividend income -- Robbins &
   Myers, Inc. stock                    22,755            -                 -                -                 -           22,755
Participant loans granted                    -            -                 -                -           202,700          202,700
Transfers between funds                146,925     (133,945)            5,357          (12,670)           (5,667)               -
                                   ----------------------------------------------------------------------------------------------
                                       550,775      372,561           474,388          198,262           197,033        1,793,019

DEDUCTIONS
Participant withdrawals                 76,945      248,187           475,816           89,285                 -          890,233
Repayment of loan principal                  -            -                 -                -           167,774          167,774
                                   ----------------------------------------------------------------------------------------------
Net additions (deductions)             473,830      124,374            (1,428)         108,977            29,259          735,012

Net realized and unrealized
   appreciation (depreciation)
   in fair value of investments        692,618      241,964                 -          311,122                 -        1,245,704
                                   ----------------------------------------------------------------------------------------------
Net increase (decrease)              1,166,448      366,338            (1,428)         420,099            29,259        1,980,716
Net assets available for plan
   benefits at beginning of year     1,238,902    2,690,408         2,893,957          898,179           338,155        8,059,601
                                   ----------------------------------------------------------------------------------------------

                                     ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits at end of year           $2,405,350   $3,056,746        $2,892,529       $1,318,278          $367,414      $10,040,317
                                     ==============================================================================================

See accompanying notes.

                   Robbins & Myers, Inc. Employee Savings Plan

         Statement of Changes in Net Assets Available for Plan Benefits

                           Year ended August 31, 1994


                                     COMPANY                           FIXED             NEW
                                      STOCK             EQUITY        INCOME           HORIZONS      PARTICIPANT
                                      FUND               FUND          FUND              FUND           LOANS            TOTAL
                                  ----------------------------------------------------------------------------------------------
ADDITIONS
Contributions from employees       $   125,649       $   284,432    $   345,829         $113,895    $         -      $   869,805
Contributions from employer            198,256                 -              -                -              -          198,256
Interest and dividend income             4,985           185,549        164,638          120,404              -          475,576
Dividend income -- Robbins &
   Myers, Inc. stock                    16,678                 -              -                -              -           16,678
Participant loans granted                    -                 -              -                -        192,300          192,300
Transfers between funds               (198,754)          141,639        (20,900)          78,015              -                -
                                  ----------------------------------------------------------------------------------------------
                                       146,814           611,620        489,567          312,314        192,300        1,752,615

DEDUCTIONS
Participant withdrawals                 20,345           230,602        330,532           53,554              -          635,033
Repayment of loan principal                  -                 -              -                -        226,901          226,901
                                  ----------------------------------------------------------------------------------------------
Net additions (deductions)             126,469           381,018        159,035          258,760        (34,601)         890,681

Net realized and unrealized
   (depreciation) appreciation
   in fair value of investments         (7,699)           42,106              -          (50,921)             -          (16,514)
                                  ----------------------------------------------------------------------------------------------

Net increase (decrease)                118,770           423,124        159,035          207,839        (34,601)         874,167
Net assets available for plan
   benefits at beginning of year     1,120,132         2,267,284      2,734,922          690,340        372,756        7,185,434
                                  ----------------------------------------------------------------------------------------------

                                  ----------------------------------------------------------------------------------------------
Net assets available for plan
   benefits at end of year        $1,238,902     $2,690,408     $2,893,957      $898,179      $338,155    $8,059,601
                                  ==============================================================================================

See accompanying notes.

                   Robbins & Myers, Inc. Employee Savings Plan

                          Notes to Financial Statements

                                 August 31, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

Robbins & Myers, Inc. Employee Savings Plan's (the Plan's) financial statements are prepared on the accrual basis of accounting.

The Plan offers participating employees five different investment options: the Company Stock Fund, which invests in stock of the Company; the T. Rowe Price Equity Income Fund, which invests primarily in dividend-paying common stocks of established companies; the T. Rowe Price New Horizons Fund, which invests primarily in common stocks of small, rapidly growing companies; the T. Rowe Price Stable Value Fund, which invests in insurance company guaranteed-insurance contracts; and the T. Rowe Price United States Treasury Fund, which invests in United States treasury bills.

The common stock of Robbins & Myers, Inc. (the Company) is valued at closing market price. Investments in the T. Rowe Price pooled funds (Equity Fund and New Horizons Fund) are carried at current value as determined by the valuation at market of net assets applicable to outstanding units of the T. Rowe Price pooled funds. The T. Rowe Price Stable Value Fund and the United States Treasury Fund (Fixed Income Fund) are valued at cost which approximates market.

2. DESCRIPTION OF THE PLAN

The Plan is a defined contribution plan. Employees of the Fluids Handling Group and corporate staff who have completed six months of service are eligible to participate in the Plan, except: (i) those individuals covered by a collective bargaining agreement, (ii) leased employees, and (iii) foreign employees who receive no U.S. service income. Contributions made to the Plan are comprised of employee and employer contributions. Employees may elect to have up to 12% of their compensation deducted and contributed to the Plan. Participants receive a 40% match of their contribution on the first 6% of their compensation. In addition to the matched contribution percentage, an annual discretionary contribution, based on Company performance, of up to an additional 10% of matched contributions may be made.

                              Robbins & Myers, Inc.

                              Employee Savings Plan

                    Notes to Financial Statements (continued)



2. DESCRIPTION OF THE PLAN (CONTINUED)

Participant contributions can be invested in any of the funds at the option of the participant. Quarterly, the participants have the opportunity to change options previously selected. All employer contributions are invested in the common stock of the Company and are included in the Company Stock Fund.

All expenses incident to the operation and management of the Plan are to be borne by the Company. The Company has the right to terminate the Plan and to discontinue contributions without liability. In the event of termination of the Plan, the assets of the trust are to be allocated based upon the proportionate interest of each person in the Plan as of the date of termination or discontinuance.

Participant contributions and related earnings thereon are immediately vested. Employer contributions become vested at a rate of 20% per year and are fully vested after five full years of continuous service. Forfeitures of nonvested employer contributions are used to reduce future employer contributions.

As of August 31, 1995, there were 261 employees participating in the Plan.

3. INVESTMENTS

The Plan's investments are held by T. Rowe Price Investment Services Company.

The fair value of individual investments that represent 5% or more of the Plan's net assets are as follows:

                                                                  AUGUST 31
                                                            1995              1994
                                                      -----------------------------------
Robbins & Myers, Inc. common stock                         $2,336,010        $1,181,496
T. Rowe Price Equity Income Fund                            3,035,811         2,734,651
T. Rowe Price Stable Value Fund                             2,756,668         2,795,832
T. Rowe Price New Horizons Fund                             1,308,574           900,735

                              Robbins & Myers, Inc.
                              Employee Savings Plan

                    Notes to Financial Statements (continued)

                 Robbins & Myers, Inc. Employee Savings Plan

4.  TRANSACTIONS WITH PARTIES-IN-INTEREST

During fiscal year l995, the Plan purchased 31,119 shares for $652,244 and distributed 7,651 shares of Robbins & Myers, Inc. common stock (21,839 shares purchased for $405,274 and 15,666 shares distributed in 1994).

5. INCOME TAX STATUS

The Internal Revenue Service has ruled that the Plan, as amended, qualifies under Section 401(a) of the Internal Revenue Code (IRC) and is, therefore, not subject to tax under present income tax laws. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. During fiscal year 1992, the Plan was amended. A tax ruling or determination letter involving this amendment has not been obtained. The Corporate Benefits Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

A participant in the Plan makes contributions from pre tax income, which reduces the amount of a participant's current compensation that would otherwise be in taxable income for federal income tax purposes. The income accruing to the participant's account is not subject to federal income tax until the participant makes a partial or complete withdrawal from the account. Employer contributions made for the benefit of the participant, as required by the Plan, are not subject to federal income tax until the participant makes a partial or complete withdrawal from the account.

The foregoing is only a summary and applies only to federal income taxes. The law on which the above discussion is based is subject to change at any time. Employees should consult their own tax advisers concerning the application of federal taxes, as well as any state or local taxes, applicable to their particular situations.

6. RECLASSIFICATION

Certain 1994 amounts were reclassified to conform with the 1995 presentation.

7. SUBSEQUENT EVENT

Subsequent to the plan year-end, the assets of the Plan were merged into the R&M, Inc. Savings Plan for Employees of Cheminur Edlon, and Pfaudler.

                             SUPPLEMENTAL SCHEDULES

                   Robbins & Myers, Inc. Employee Savings Plan

                           Assets Held for Investment

                                 August 31, 1995

       IDENTITY OF ISSUE,
            BORROWER,                        DESCRIPTION OF                                    CURRENT
        OR SIMILAR PARTY                       INVESTMENT                      COST             VALUE
--------------------------------------------------------------------------------------------------------
Robbins & Myers, Inc.            85,139 shares of common
                                    stock                                   $1,439,481        $2,336,010

T. Rowe Price Trust Company      162,953 shares of Equity Income Fund        2,565,056         3,035,811

T. Rowe Price Trust Company      2,756,668 shares of Stable Value Fund       2,756,668         2,756,668

T. Rowe Price Trust Company      63,308 shares of New Horizons Fund            976,648         1,308,574

T. Rowe Price Trust Company      114,285 shares of United States
                                   Treasury Fund                               114,285           114,285

                                                                            ----------------------------
Total investments                                                           $7,852,138        $9,551,348
                                                                            ============================

                   Robbins & Myers, Inc. Employee Savings Plan

   Transactions or Series of Transactions in Excess of 5% of the Current Value
                                 of Plan Assets

                           Year ended August 31, 1995

                                                                                                             CURRENT
                                                                                      EXPENSES                VALUE
         IDENTITY               DESCRIPTION       NUMBER                              INCURRED      COST    OF ASSET ON     NET
         OF PARTY                   OF              OF        PURCHASE   SELLING        WITH         OF     TRANSACTION    GAIN
         INVOLVED                 ASSETS       TRANSACTIONS     PRICE     PRICE      TRANSACTION    ASSET      DATE       (LOSS)
--------------------------------------------------------------------------------------------------------------------------------
CATEGORY (III) -- SERIES
OF TRANSACTIONS IN EXCESS
OF 5% OF PLAN ASSETS

T. Rowe Price Trust         TRP Stable Value
  Company                     Fund                  21         $    -   $483,067     $    -       $483,067    $483,067    $   -

T. Rowe Price Trust         TRP Stable              24         $    -   $286,473     $    -       $286,473    $286,473    $   -
  Company                     Value Fund

There were no category (i), (ii), or (iv) reportable transactions during the plan year ended August 31, 1995.